Exhibit 99.1

Press Release

Contact:     Bob McMullan
             Chief Financial Officer
             GlobeSpan, Inc.
             1-732-345-7558

GlobeSpan Completes Acquisition of iCompression, Inc.

Red Bank, New Jersey - July 5, 2000 - GlobeSpan, Inc. (NASDAQ:GSPN) a leading provider of integrated circuit, software, and system designs for digital subscriber line (DSL) applications, today announced that it has completed the acquisition of iCompression, Inc. The transaction was originally announced on May 16, 2000.

Through the acquisition of iCompression, GlobeSpan is able to accelerate its development with a fully integrated system-on-a-chip product offering for the VoDSL and VoIP markets. iCompression's resources and capabilities are a strategic addition to GlobeSpan's recently enhanced core competencies from its three previous acquisitions completed this year; Ficon Technologies, Inc., PairGain Microelectronics Group, and T.sqware, Inc. All of iCompression's employees will join GlobeSpan.

GlobeSpan issued approximately 3,470,985 shares of its common stock and assumed the equivalent of 528,918 stock options in exchange for all the issued and outstanding shares, and stock options of iCompression. The transaction will be accounted for as a purchase.

About GlobeSpan

GlobeSpan, Inc. is a leading provider of integrated circuit, software and system designs for digital subscriber line (DSL) applications which enable high-speed data transmission over the existing copper telephone lines at rates over 100 times faster than today's 56 Kilobit modems. GlobeSpan is leveraging seven years of field experience implementing DSL technology to deliver high performance, cost effective DSL chipset, and software solutions to DSL equipment manufacturers worldwide. The company's core engineering team includes individuals who were early developers of DSL technology at AT&T Bell Labs, in addition to experts in VLSI design, communications algorithms, IP routing and switching, ATM protocols and Voice over DSL system software. These core competencies enable GlobeSpan to deliver complete DSL system integrated circuits. GlobeSpan offers a broad suite of standard based integrated DSL chipset solutions for ADSL, SDSL, SHDSL, HDSL, and HDSL2 applications utilizing DMT, 2B1Q, PAM and CAP line codes. To date, the company has shipped millions of DSL chipsets to a customer base of more than 100 DSL equipment manufacturers worldwide, representing a considerable share of this emerging market.

GlobeSpan, Inc. is based at 100 Schulz Drive, Red Bank, New Jersey 07701 and can be reached by phone at + 1-732-345-7500 or at www.globespan.net.

This press release contains forward-looking information within the meaning of
Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors created by this section. These forward-looking statements concern, among other things, the future market of DSL chipsets. The matters discussed in this news release involve risks and uncertainties described from time to time in the company's filings with the Securities and Exchange Commission, particularly in the Risk Factors section relating to the rapid changes in the DSL market, competition and limited protection of the company's intellectual property set forth in the company's most recent Annual Report on Form 10-K. The Company assumes no obligation to update the forward-looking information contained in this press release.


                                       7